FORM OF MASTER TRANSFER AGENCY AND SERVICE AGREEMENT

This Master Transfer Agency and Service Agreement (“Agreement”) dated and effective as of _________, 2012, by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Transfer Agent”), and the registered investment companies listed on Schedule A hereto (each a “Fund”), each having its principal office and place of business at_____________________________.

WHEREAS, each Fund is a closed-end, management investment company, and is registered under the U.S. Securities and Exchange Commission (“SEC”), and has registered shares of beneficial interest (“Shares”) with the SEC by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and under the Securities Act of 1933, as amended (“1933 Act”);

WHEREAS, Schedule A may be amended by the parties from time to time to add registered investment companies established after the date of this Agreement and made subject to this Agreement in accordance with Section 12 (such registered investment companies, together with each of the Funds listed on Schedule A of even date herewith, being herein referred to collectively as the “Funds”);

WHEREAS, each Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets as set forth on the attached Schedule A, which may be amended by the parties from time to time (such portfolios, together with other all other portfolios subsequently established by such Fund and made subject to this Agreement in accordance with Section 13 of this Agreement, being herein referred to as a “Portfolio,” collectively as the “Portfolios”); and

WHEREAS, each Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Appointment. Subject to the terms and conditions set forth in this Agreement, each Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Fund’s and Portfolio’s authorized and issued Shares, dividend disbursing agent, and agent in connection with certain other services provided to shareholders (“Shareholders”) of such Fund and set out in such Fund’s and applicable Portfolio’s currently effective Prospectus and Statement of Additional Information (collectively, the “Prospectus”).

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1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between each Fund and the Transfer Agent, the Transfer Agent shall:

(i)	receive orders for the purchase of Shares from such Fund, and promptly deliver payment and appropriate documentation thereof to the custodian of such Fund or Portfolio (the “Custodian”);

(ii)	pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iii)	receive requests for the repurchase of Shares in connection with tender offers and redemption directions from each Fund and deliver appropriate documentation thereof to the Custodian;

(iv)	receive redemption requests and redemption directions from each Fund and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to the transactions in items (i) and (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by each Fund who shall thereby be deemed to be acting on behalf of such Fund or Portfolio;

(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Fund or the Shareholders who have tendered Shares for repurchase;

(vii)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by such Fund;

(viii)	process and transmit payments for any dividends or distributions declared by each Fund; and

(ix)	record the issuance of Shares of the applicable Portfolio and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by each such Fund, and issued and outstanding; and provide each Fund on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the applicable Fund and Portfolio.

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1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Shareholder accounts, mailing Shareholder reports and Prospectuses to current Shareholders, maintaining on behalf of the applicable Portfolio such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(ii)	State Transaction (“Blue Sky”) Reporting. Each Fund shall be solely responsible for its “blue sky” compliance and state registration requirements. The Transfer Agent’s responsibility for state transaction reporting is solely limited to providing a third-party vendor with the total number of Shares sold in each State.

(iii)	Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and withdrawal of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its Shareholders); and (b) issue instructions to a Portfolio’s bank for the settlement of transactions between each Fund and its applicable Portfolio and DTCC or NSCC (acting on behalf of its Shareholders and bank participants).

(iv)	Performance of Certain Services by a Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between a Fund and the Transfer Agent. If agreed to in writing by a Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and such Fund or its agent may perform these services on such Fund’s or Portfolio’s behalf.

1.4	Authorized Persons. Each Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by such Fund and as may be amended from time to time, in receiving instructions to issue Shares or pay repurchase proceeds in connection with the periodic tender offers of such Fund. Each Fund agrees and covenants for itself and each such authorized person that any order, tender, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Fund’s or Portfolio’s then effective Prospectus, and such Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

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1.5	Anti-Money Laundering and Client Screening. With respect to each Fund’s or Portfolio’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, each Fund or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, each Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Funds, a Portfolio, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of each Fund to notify the Transfer Agent of the obligations imposed on such Fund, a Portfolio, the Shares, the Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2. FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, each Fund agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule (the “Fee Schedule”). Such fees and any out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time, subject to mutual written agreement between the applicable Fund and the Transfer Agent. The parties agree that the fees set forth in the fee schedule shall apply with respect to each Fund and Portfolio set forth on Schedule A hereto as of the date hereof and to any newly created Funds or Portfolios added to this Agreement that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. In the event that a Fund or Portfolio is to become a party to this Agreement as a result of an acquisition or merger, then the parties shall confer diligently and negotiate in good faith, and agree upon fees applicable to such Fund or Portfolio.

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2.2	Out-of-Pocket Expenses. In addition to the fees paid under Section 2.1 above, each Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the Fee Schedule. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of a Fund will be reimbursed by such Fund.

2.3	Invoices. Each Fund agrees to pay all fees and out of pocket expenses due hereunder within thirty (30) days following the receipt of the respective invoice. Postage for mailing of dividends, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by such Fund with respect to its Shareholders at least seven (7) days prior to the mailing date of such materials.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to each Fund that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

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4.	REPRESENTATIONS AND WARRANTIES OF EACH FUND

Each Fund represents and warrants to the Transfer Agent that:

4.1	It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware.

4.2	It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-laws to enter into, perform and receive services pursuant to this Agreement.

4.3	All requisite proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement.

4.4	It is registered under the 1940 Act, as a closed-end, management investment company.

4.5	A registration statement under the 1933 Act is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

4.6	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement;

4.7	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

4.8	As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest.

5.	DATA ACCESS SERVICES

5.1	Each Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to such Fund by the Transfer Agent as part of such Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of a Fund. Each Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Fund agrees for itself and its officers and their agents, to:

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(i)	use such programs and databases solely on such Fund’s, Portfolio’s or its agent’s computers, or solely from equipment at the location(s) agreed to between such Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to each Fund’s, Portfolio’s or its agent’s computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	access only to those authorized transactions agreed upon by such Fund and the Transfer Agent; and

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If a Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and each Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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5.4	If the transactions available to a Fund include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	WIRE TRANSFER OPERATING GUIDELINES

6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer in the Funds Transfer Addendum to the Custody Agreement between State Street and each Fund and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with a Fund’s instructions on the execution date, provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. Each Fund acknowledges that the Security Procedure it has designated on the Funds Transfer Addendum was selected by such Fund from security procedures offered. Each Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. A Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in each Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all instructions received from such Fund according to the Security Procedure.

6.3	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (i) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith is unable to satisfy itself that the transaction has been properly authorized.

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6.5	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8	ACH Credit Entries/Provisional Payments. When a Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, each Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Fund in connection with such entry, and the party making payment to such Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. Each Fund must report any objections to the execution of an order within thirty (30) calendar days.

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7.	STANDARD OF CARE / LIMITATION OF LIABILITY

7.1	The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its gross negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2	In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Fund and Portfolio under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by such Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2012 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2013 and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis. In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.	INDEMNIFICATION

8.1	The Transfer Agent shall not be responsible for, and each Fund and Portfolio shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct;

(ii)	the breach of any representation, warranty or covenant of such Fund hereunder;

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(iii)	such Fund’s lack of good faith, gross negligence or willful misconduct;

(iv)	reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, Share certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by such Fund, and which have been prepared, maintained or performed by such Fund or any other person or firm on behalf of such Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of such Fund, its officers, such Fund’s agents or subcontractors, or any of their respective officers or employees; (c) any instructions or opinions of legal counsel to such Fund or Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)	the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, such Fund’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of data of such Fund, Portfolio or its Shareholders through the NSCC clearing systems, if applicable; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2	At any time the Transfer Agent may apply to any officer of a Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the applicable Fund and/or Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the applicable Fund and/or Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by each Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from a Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

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8.3	In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which a Fund or Portfolio may be required to indemnify the Transfer Agent, the Transfer Agent shall notify such Fund of such assertion, and shall keep such Fund advised with respect to all material developments concerning such claim. Each such Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which a Fund or Portfolio may be required to indemnify the Transfer Agent except with such Fund’s prior written consent, which shall not be unreasonably withheld.

9.	ADDITIONAL COVENANTS OF EACH FUND AND THE TRANSFER AGENT

9.1	Delivery of Documents. Each Fund shall promptly furnish to the Transfer Agent the following:

(i)	A certificate of the Secretary of such Fund certifying the resolutions of the Board of Directors of such Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Agreement and Declaration of Trust and By-laws of such Fund and all amendments thereto.

(iii)	A copy of the Registration Statement, investor certification form and any other documents related to the placement or tender of Shares.

9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of Share certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3	Records. In accordance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for each Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 11. The Transfer Agent further agrees that all records it maintains for each Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine readable form, at the option of the Transfer Agent.

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10.	CONFIDENTIALITY AND PRIVACY

10.1	The Transfer Agent and each Fund agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. No party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except: (i) as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or (ii) at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, sub-contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section 10.1 shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.2	The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

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11.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending _________, 2014 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to a Fund or Portfolio, the applicable Fund or Portfolio shall pay the Transfer Agent its compensation due and shall reimburse the Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) a Fund's termination of this Agreement with respect to such Fund or Portfolio for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the applicable Fund or Portfolio shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to such Fund or Portfolio) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver such Fund’s or Portfolio’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Fund or Portfolio and distribution of such Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that such Fund or Portfolio is no longer viable, (b) a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with another entity, or (c) the sale by a Fund or Portfolio of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to such Fund or Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

12.	Additional FUNDS

In the event that a registered investment company establishes one or more funds in addition to the Funds listed on the attached Schedule A, with respect to which such registered investment company desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such registered investment company shall become a Fund hereunder and be bound by all terms and condition and provisions hereof.

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13.	ADDITIONAL PORFOLIOS

In the event that a Fund establishes one or more portfolios in addition to the Portfolios listed on the attached Schedule A, with respect to which such Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such shall become a Portfolio hereunder and be bound by all terms and conditions and provisions hereof.

14.	assignment

14.1	Except as provided in Section 15 below, neither this Agreement nor any rights or obligations hereunder may be assigned by a party without the written consent of the other parties.

14.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and each Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and each Fund. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

14.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and any Fund. Other than as provided in Section 14, no party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

15.	subcontractors

The Transfer Agent may, without further consent on the part of a Fund, subcontract for the performance hereof with a transfer agent duly registered pursuant to Section 17A(c)(2) of the 1934 Act including, but not limited to: (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”), (ii) a BFDS subsidiary or affiliate, or (iii) another affiliated or unaffiliated third party duly registered as a transfer agent; provided, however, that the Transfer Agent shall remain liable to each Fund for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

16.	miscellaneous

16.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

16.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

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16.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Fund’s Shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

16.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

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16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

16.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a) If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 937-6912

Facsimile: (617) 937-8139

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

Boston, MA 02206-5049

Attn: Mary Moran Zeven, Esq.

Telephone: (617) 662-1783

Facsimile: (617) 662-2702

(b)	If to a Fund, to:

____________________________

____________________________

Attention:

Telephone:

Facsimile:

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

State Street Bank and Trust Company
By:
	Name:	Michael F. Rogers
	Title:	Executive Vice President

private advisors alternative strategies master fund

By:

Name:

Title:

private advisors alternative strategies fund

By:

Name:

Title:

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Schedule A

List of Funds and Portfolios

Private Advisors Alternative Strategies Master Fund

Private Advisors Alternative Strategies Fund

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